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                                                                    EXHIBIT 23.0

                       CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders of CSP Inc. Inc. and Subsidiaries:

   We consent to incorporation by reference in the registration statements (Nos. 2-79414 and 33-11815) on Form S-8 of CSP Inc. our report dated October 2, 2001, relating to the consolidated balance sheets of CSP Inc. and Subsidiaries as of August 31, 2001 and August 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended August 31, 2001, which report appears in the August 31, 2001 annual report on Form 10-K of CSP Inc.

                                          KPMG LLP
Boston, Massachusetts
November 27, 2001